February 20, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Mandalay Media, Inc.’s Change in Certifying Accountant.

Dear Ladies and Gentleman:

We have read the statements made by Mandalay Media, Inc., which were provided to us on February 20, 2009, which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements under Items 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Grobstein Horwath & Company LLP
Grobstein Horwath & Company LLP